Exhibit 99.1

American Financial Group, Inc. Announces

Second Quarter and Six Month Results

•	Second quarter core net operating earnings $0.91 per share; Net earnings $1.01 per share

•	Adjusted book value per share $40.74, up 5% from year end

•	Repurchased 2.5 million shares during the quarter

•	2012 core earnings guidance lowered to $3.00 - $3.40 per share as a result of the Midwest drought

•	Increase in annual dividend from $0.70 to $0.78, effective October 1, 2012

Cincinnati, Ohio – July 30, 2012 – American Financial Group, Inc. (NYSE/NASDAQ: AFG) today reported net earnings attributable to shareholders of $99 million ($1.01 per share) for the 2012 second quarter, compared to $48 million ($0.46 per share) reported for the 2011 second quarter. Net earnings for the first six months of 2012 were $212 million ($2.15 per share) compared to $136 million ($1.29 per share) for the same period a year ago. The 2012 second quarter and six month results include $9 million and $37 million, respectively, in net realized gains compared to $12 million and $9 million in the comparable prior year periods. Book value per share, excluding appropriated retained earnings and unrealized gains on fixed maturities, increased by $2.11 to $40.74 per share during the first six months of 2012.

Core net operating earnings were $90 million ($0.91 per share) for the 2012 second quarter, compared to $74 million ($0.72 per share) reported in the 2011 second quarter. Higher profits in our Annuity and Supplemental Insurance (“A&S”) Group and improved underwriting results in our Specialty Property and Casualty Insurance (“P&C”) operations were offset somewhat by lower P&C investment income. Core net operating earnings for the first six months of 2012 were $175 million ($1.77 per share) compared to $165 million ($1.57 per share) for the same period a year ago. Six month annualized core operating return on equity was 9%.

Effective January 1, 2012, AFG retrospectively adopted new guidance issued by the Financial Accounting Standards Board related to the accounting for costs associated with acquiring or renewing insurance contracts. Accordingly, results for 2011 have been adjusted to reflect the impact of the adoption, which resulted in a reduction in AFG’s December 31, 2011 shareholders’ equity of approximately $134 million (3%).

During the second quarter of 2012, AFG repurchased approximately 2.5 million shares of common stock at an average price per share of $38.55. Repurchases during the first six months of 2012 totaled 4.0 million shares at an average price per share of $38.31.

AFG has scheduled its customary in-depth internal review of its asbestos and environmental liabilities to be completed in the third quarter of 2012 (instead of the second quarter) in order to conform to the practice of most of its peers.

AFG’s net earnings attributable to shareholders, determined in accordance with generally accepted accounting principles (“GAAP”), include certain items that may not be indicative of its ongoing core operations. The following table identifies such items and reconciles net earnings attributable to shareholders to core net operating earnings, a non-GAAP financial measure that AFG believes is a useful tool for investors and analysts in analyzing ongoing operating trends.

	Three months ended June 30,		Six months ended June 30,
In millions, except per share amounts	2012	2011	2012	2011
Components of net earnings attributable to shareholders:
Core net operating earnings(a)	$90	$74	$175	$165
Realized gains	9	12	37	9
Special A&E charge(b)	—	(38)	—	(38)

Net earnings attributable to shareholders	$99	$48	$212	$136

Components of Earnings Per Share:
Core net operating earnings	$0.91	$0.72	$1.77	$1.57
Realized gains	.10	.11	.38	.09
Special A&E charge(b)	—	(.37)	—	(.37)

Diluted Earnings Per Share	$1.01	$0.46	$2.15	$1.29

Footnotes (a) and (b) are contained in the accompanying Notes To Financial Schedules at the end of this release.

Carl H. Lindner III and S. Craig Lindner, AFG’s Co-Chief Executive Officers, issued this statement: “We are very pleased with our strong P&C underwriting results and record operating earnings in our annuity and supplemental businesses for the second quarter and first six months of 2012. AFG’s catastrophe losses were modest, representing only a few points on our combined ratio. Our specialty insurance business mix, focused and disciplined underwriting philosophy, and proven investment skills have been instrumental in helping us to navigate a period of industry-wide catastrophe activity and continued low interest rates.

“We remain committed to deploying excess capital in an effective manner. AFG’s share repurchases during the first half of 2012 were made at approximately 94% of the Company’s June 30, 2012 book value per share. With approximately $590 million of excess capital at June 30, 2012 (including parent company cash of $484 million), our financial strength also positions us for healthy, profitable organic growth and for opportunities to expand our specialty niche businesses through acquisitions and start-ups that meet our return thresholds. Parent company cash includes net proceeds of $223 million from the June 2012 sale of 6-3/8% senior notes due in 2042. Proceeds from the offering were used in July 2012 to retire $199 million of subsidiary debt.

“Based on the Company’s operating performance and its strong capital and liquidity position, AFG’s Board of Directors has approved an increase in the annual dividend from $0.70 to $0.78 per share per year, effective for quarterly dividend payments made on or after October 1, 2012. This increase reflects our confidence in the Company’s financial condition and its prospects for long-term growth.

“Excessive dryness in the Midwest has resulted in a challenging year for many of America’s farmers. Our thoughts and prayers are with the farming community as they care for their crops through the duration of the growing season. Drought conditions will adversely impact 2012 crop insurance profitability. Although the precise impact on AFG’s core operating earnings is uncertain, we have reduced our 2012 earnings guidance by approximately $0.50 per share for the effects of the drought. With consideration to our strategic use of quota share and stop loss reinsurance, this estimate encompasses the potential for further deterioration in crop conditions, including worst case estimates for losses in key premium states that are most impacted by drought conditions. As a result, primarily due to the estimated impact of the drought, our overall 2012 core operating earnings guidance has been lowered to a range of $3.00 - $3.40 per share, down from $3.40 - $3.80 per share.”

The Company was informally advised earlier this month that the IRS will not appeal the decision in its tax case that has been disclosed previously. As a result, during the third quarter, we expect to recognize approximately $28 million in non-core income related to this decision. We also expect to recognize additional income as matters related to the tax case and other open years are resolved. As has been our practice, our core earnings per share guidance excludes realized gains and losses, potential annuity unlocking or loss recognition in our run-off long-term care business, as well as other significant items, that may not be indicative of ongoing operations.

Specialty Property and Casualty Insurance Results

The P&C specialty insurance operations generated an underwriting profit of $52 million in the 2012 second quarter, compared to $29 million in the second quarter of 2011. The higher profit in 2012 is primarily the result of improved underwriting results in our Specialty Casualty Group and lower catastrophe losses. Catastrophe losses were $11 million (2 points on the combined ratio), compared to $23 million (4 points) in the 2011 second quarter. The combined ratio was 92%, a three point improvement over the comparable prior year period. Underwriting profit of the P&C specialty insurance operations for the first six months of 2012 was $100 million, compared to $84 million in the comparable 2011 period.

Gross written premiums were up 8% and 9%, for the second quarter and first half of 2012, respectively, compared to the same periods in 2011. This growth was driven by higher premiums in our Specialty Casualty Group and the impact of earlier crop planting on the timing of crop insurance premiums in our Property and Transportation segment. Net written premiums for the second quarter and first half of 2011 increased 9% and 7%, respectively. Further details of the P&C Specialty operations may be found in the accompanying schedules.

The Property and Transportation Group reported an underwriting profit of $6 million in the second quarter of 2012, compared to an underwriting loss of $3 million in the second quarter of 2011. This increase is attributable to lower catastrophe losses, primarily in our property and inland marine operations. The $10 million in catastrophe losses recorded by this group in the second quarter of 2012 was $8 million lower than losses this group experienced in the comparable 2011 period. Underwriting profit in the first six months of 2012 was flat when compared to the first half of 2011. Most of the businesses in this group achieved solid underwriting margins through the first six months of 2012. Gross and net written premiums for the first six months of 2012 were 6% and 3% higher than the comparable 2011 periods, respectively, primarily as a result of higher premiums in our crop, property and inland marine and ocean marine businesses. The increase in crop premiums was primarily due to higher winter wheat commodity prices and timing differences resulting from earlier plantings of corn and soybeans. Renewal pricing was up approximately 4% for the quarter and 3% for the year to date in this group.

The Specialty Casualty Group reported an underwriting profit of $33 million in the second quarter of 2012, compared to $17 million in the second quarter of 2011. Year to date 2012 underwriting profits were $19 million higher than the comparable 2011 period. Higher favorable reserve development in our homebuilders’ general liability book and improved profitability in our Workers’ Compensation operations were offset somewhat by higher underwriting losses in a run-off book of program business and lower favorable reserve development in our excess and surplus lines and executive liability operations. Year to date 2012 results also included higher profitability in our international operations. Most businesses in this group produced strong underwriting profit margins through the first six months of 2012. Gross written premiums were up 11% and 13% for the second quarter and six month periods in 2012, respectively, when compared to the same prior year periods. Net written premiums for the 2012 second quarter and first six months were up 16% from comparable periods in 2011. While nearly all businesses in this group reported growth, our workers’ compensation, excess and surplus and international operations were the primary sources of the higher premiums. Increased business opportunities arising from larger exposures and general market hardening have contributed to the increased premiums in this group. Pricing in this group was up approximately 4% for the second quarter and first six months of 2012.

The Specialty Financial Group reported underwriting profits of $11 million and $27 million in the second quarter and first six months of 2012. These amounts were virtually unchanged from the comparable prior year periods. Most of the businesses in this group achieved excellent underwriting margins during the first half of 2012. Gross written premiums were up 4% and 7% for the second quarter and first six months, respectively, from the comparable 2011 periods. Net premiums were up 6% for the quarter and were virtually flat for the first half of 2012 when compared to the prior year. Higher gross written premiums resulted primarily from a service contract business initiated in the second quarter of 2011. All of these premiums were ceded under a reinsurance agreement. Pricing in this group was flat for the second quarter and first six months of 2012.

Carl Lindner III stated, “I am encouraged by our continued P&C underwriting discipline and the momentum in pricing that we are achieving. Almost three-fourths of our P&C businesses achieved price increases through the first six months of 2012, and almost all continued to achieve solid underwriting profits.”

Annuity and Supplemental Insurance Results

The A&S Group reported record core operating earnings before income taxes of $76 million for the 2012 second quarter, compared to $56 million in the 2011 period. This 36% increase reflects higher earnings in our fixed annuity and Medicare supplement operations. The higher profitability in our fixed annuity operations reflects a larger base of invested assets and our ability to maintain spreads during this difficult economic environment. Our Medicare supplement results were significantly higher than last year due primarily to improved loss experience and persistency.

For the first half of 2012, the A&S Group reported record core operating earnings before income taxes of $143 million, compared to $110 million in the 2011 period. This 30% increase reflects primarily the same factors that contributed to the quarterly increase.

Statutory premiums of $1.0 billion in the 2012 second quarter were virtually unchanged from the second quarter of 2011. Statutory premiums of $1.9 billion for the first six months were 7% higher than the comparable 2011 period, primarily due to increased sales of fixed indexed annuities. Sales of traditional single premium annuities and annuities sold in the 403(b) market were lower when compared to 2011.

Craig Lindner noted: “I’m pleased with the strong results in our A&S businesses through the first half of the year, especially in light of the challenging interest rate and economic environments. Investment results continue to be excellent and annuity sales remained strong, even as we maintained our strict pricing discipline.”

As previously announced, we reached a definitive agreement to sell our Medicare supplement and critical illness businesses to Cigna Corporation for approximately $295 million in cash. These businesses generated pre-tax operating earnings of $18 million in the first six months of 2012 and $34 million in the full year 2011. We anticipate that this sale will close in the third quarter, and we expect to realize an after-tax gain of approximately $95-$105 million. This gain will not be included in core earnings. Proceeds from this sale may be used to provide capital to our core specialty property and casualty insurance and annuity businesses as well as to repurchase AFG common stock.

Given our recent unsuccessful efforts to sell the Company’s run-off long-term care business and the difficulty in predicting future claims for this relatively immature block, we have initiated an external actuarial study of this business. This study will supplement our regular internal analysis of our experience and is expected to be completed no later than the fourth quarter of this year. Furthermore, even though AFG has, to date, been able to maintain excellent annuity spreads and adequate yields in its long-term care business, a further continuation of the low interest rate environment is likely to lead to loss recognition in the long-term care business and “unlocking” of the Company’s interest rate assumptions for annuities as well. These charges would be excluded from core earnings, if material. As disclosed in AFG’s SEC filings, adverse changes in investment yields or modifications to actuarial assumptions in our annuity and run-off long-term care businesses could result in a charge to earnings as outlined in Management’s Discussion and Analysis of “Critical Accounting Policies” and “Uncertainties” in AFG’s 12/31/2011 Form 10-K.

Craig Lindner added, “Looking to the second half of the year, we expect to see some slowdown in annuity sales. However, even with the absence of earnings from our Medicare supplement and critical illness operations for at least the last quarter of 2012, we continue to expect that the A&S Group’s full year 2012 pre-tax core operating earnings will be 15-20% higher than the 2011 results.”

Investments

AFG recorded second quarter 2012 net realized gains of $9 million after tax and after deferred acquisition costs (DAC), compared to $12 million in the prior year period. After-tax, after-DAC realized gains for the first six months of 2012 were $37 million, compared to $9 million in the first half of 2011. Unrealized gains on fixed maturities were $626 million, after tax, after DAC at June 30, 2012. Our portfolio continues to be high quality, with 87% of our fixed maturity portfolio rated investment grade and 96% with a National Association of Insurance Commissioners’ designation of NAIC 1 or 2, its highest two categories.

During the first half of 2012, P&C investment income was approximately 6% lower than the comparable 2011 period, in line with our expectations.

More information about the components of our investment portfolio may be found in our Financial and Investment Supplements, which are posted on our website.

About American Financial Group, Inc.

American Financial Group is an insurance holding company based in Cincinnati, Ohio with assets in excess of $35 billion. Through the operations of Great American Insurance Group, AFG is engaged primarily in property and casualty insurance, focusing on specialized commercial products for businesses, and in the sale of traditional fixed and indexed annuities and a variety of supplemental insurance products, such as Medicare supplement (in May 2012, the Company reached a definitive agreement to sell its core supplemental insurance operations in a transaction expected to close in the third quarter of 2012). Great American Insurance Group’s roots go back to 1872 with the founding of its flagship company, Great American Insurance Company.

Forward Looking Statements

This press release contains certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements in this press release not dealing with historical results are forward-looking and are based on estimates, assumptions and projections. Examples of such forward-looking statements include statements relating to: the Company’s expectations concerning market and other conditions and their effect on future premiums, revenues, earnings and investment activities; recoverability of asset values; expected losses and the adequacy of reserves for asbestos, environmental pollution and mass tort claims; rate changes; and improved loss experience.

Actual results and/or financial condition could differ materially from those contained in or implied by such forward-looking statements for a variety of factors including but not limited to: changes in financial, political and economic conditions, including changes in interest and inflation rates, currency fluctuations and extended economic recessions or expansions in the U.S. or abroad; performance of securities markets; AFG’s ability to estimate accurately the likelihood, magnitude and timing of any losses in connection with investments in the non-agency residential mortgage market; new legislation or declines in credit quality or credit ratings that could have a material impact on the valuation of securities in AFG’s investment portfolio, the availability of capital; regulatory actions (including changes in statutory accounting rules); changes in legal environment affecting AFG or its customers; tax law and accounting changes; levels of natural catastrophes and severe weather, terrorist activities (including any nuclear, biological, chemical or radiological events), incidents of war or losses resulting from civil unrest and other major losses; development of insurance loss reserves and establishment of other reserves, particularly with respect to amounts associated with asbestos and environmental claims; changes in persistency of in-force policies; availability of reinsurance and ability of reinsurers to pay their obligations; the unpredictability of possible future litigation if certain settlements of current litigation do not become effective; trends in persistency, mortality and morbidity; competitive pressures, including those in the annuity bank distribution channels and the ability to obtain adequate rates and policy terms; changes in AFG’s credit ratings or the financial strength ratings assigned by major ratings agencies to our operating subsidiaries; and other factors identified in our filings with the Securities and Exchange Commission.

The forward-looking statements herein are made only as of the date of this press release. The Company assumes no obligation to publicly update any forward-looking statements.

Conference Call

The company will hold a conference call to discuss 2012 second quarter results at 11:30 am (ET) tomorrow, Tuesday, July 31, 2012. Toll-free telephone access will be available by dialing 1-888-892-6137 (international dial in 706-758-4386). The conference ID for the live call is 98844550. Please dial in five to ten minutes prior to the scheduled start time of the call.

A replay will also be available two hours following the completion of the call and will remain available until 11:59 pm (ET) on August 7, 2012. To listen to the replay, dial 1-800-585-8367 (international dial in 404-537-3406) and provide the conference ID 98844550.

The conference call will also be broadcast over the Internet. To listen to the call via the Internet, go to AFG’s website, www.AFGinc.com, and follow the instructions at the webcast link within the Investor Relations section. An archived webcast will be available immediately after the call via a link on the Investor Relations page until August 7, 2012 at 11:59 pm (ET). An archived audio MP3 file will also be available within 24 hours of the call.

Contact:	Diane P. Weidner	Web Sites:
	Asst. Vice President – Investor Relations	www.AFGinc.com
	(513) 369-5713	www.GreatAmericanInsuranceGroup.com
www.GAFRI.com

-o0o-

(Financial summaries follow)

This earnings release and additional Financial and Investment Supplements are available in the Investor Relations section of AFG’s web site: www.AFGinc.com.

AMERICAN FINANCIAL GROUP, INC. AND SUBSIDIARIES

SUMMARY OF EARNINGS AND SELECTED BALANCE SHEET DATA

(In Millions, Except Per Share Data)

	Three months ended June 30,		Six months ended June 30,
	2012	2011 (adjusted)	2012	2011 (adjusted)
Revenues
P&C insurance premiums	$640	$609	$1,243	$1,208
Life, accident & health premiums	105	107	210	217
Investment income	332	306	654	606
Realized gains	15	19	59	16
Income (loss) of managed investment entities:
Investment income	32	26	61	51
Loss on change in fair value of assets / liabilities	(21)	(22)	(50)	(55)
Other income	47	48	86	89

	1,150	1,093	2,263	2,132

Costs and expenses
P&C insurance losses & expenses	595	630	1,150	1,174
Annuity, life, accident & health benefits & expenses	279	263	548	525
Interest on borrowed money	21	21	42	42
Expenses of managed investment entities	20	18	39	36
Other operating and general expenses	99	101	202	193

	1,014	1,033	1,981	1,970

Operating earnings before income taxes	136	60	282	162
Provision for income taxes(c)	52	30	110	78

Net earnings including noncontrolling interests	84	30	172	84
Less: Net earnings (loss) attributable to noncontrolling interests	(15)	(18)	(40)	(52)

Net earnings attributable to shareholders	$99	$48	$212	$136

Diluted Earnings per Common Share	$1.01	$0.46	$2.15	$1.29

Average number of Diluted Shares	98.0	104.4	98.7	105.3

	June 30, 2012	December 31, 2011
Selected Balance Sheet Data:
Total Cash and Investments	$27,301	$25,577
Long-term Debt(d)	$1,158	$934
Shareholders’ Equity(e)	$4,622	$4,411
Shareholders’ Equity (Excluding appropriated retained earnings & unrealized gains / losses on fixed maturities)(e)	$3,869	$3,779
Book Value Per Share:
Excluding appropriated retained earnings	$47.34	$43.32
Excluding appropriated retained earnings and unrealized gains / losses on fixed maturities	$40.74	$38.63
Common Shares Outstanding	95.0	97.8

Footnotes (c), (d) and (e) are contained in the accompanying Notes To Financial Schedules at the end of this release.

AMERICAN FINANCIAL GROUP, INC.

P&C SPECIALTY GROUP UNDERWRITING RESULTS

(Dollars in Millions)

	Three months ended June 30,		Pct. Change	Six months ended June 30,		Pct. Change
	2012	2011		2012	2011
Gross written premiums	$1,024	$949	8%	$1,847	$1,702	9%

Net written premiums	$732	$669	9%	$1,339	$1,253	7%

Ratios (GAAP):
Loss & LAE ratio	56%	60%		56%	58%
Expense ratio	36%	35%		36%	35%

Combined Ratio (Excluding A&E)	92%	95%		92%	93%

Total Combined Ratio	93%	103%		93%	97%

Supplemental:(f)
Gross Written Premiums:
Property & Transportation	$531	$496	7%	$859	$814	6%
Specialty Casualty	358	323	11%	724	642	13%
Specialty Financial	134	129	4%	263	245	7%
Other	1	1	—	1	1	—

	$1,024	$949	8%	$1,847	$1,702	9%

Net Written Premiums:
Property & Transportation	$369	$346	7%	$619	$600	3%
Specialty Casualty	244	211	16%	491	425	16%
Specialty Financial	102	96	6%	195	194	1%
Other	17	16	6%	34	34	—

	$732	$669	9%	$1,339	$1,253	7%

Combined Ratio (GAAP):
Property & Transportation	98%	101%		94%	94%
Specialty Casualty	86%	92%		92%	96%
Specialty Financial	89%	89%		87%	87%
Aggregate Specialty Group	92%	95%		92%	93%

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011
Reserve Development Favorable/(Unfavorable):
Property & Transportation	$2	$4	$12	$26
Specialty Casualty	27	27	28	27
Specialty Financial	4	4	11	—
Other	1	2	2	5

Aggregate Specialty Group Excluding A&E	34	37	53	58
Special A&E Reserve Charge - P&C Run-off	—	(50)	—	(50)
Other	(8)	—	(8)	—

Total Reserve Development Including A&E	$26	$(13)	$45	$8

Points on Combined Ratio:
Property & Transportation	1	1	2	5
Specialty Casualty	11	12	6	6
Specialty Financial	4	4	5	—
Aggregate Specialty Group	5	6	4	5

Footnote (f) is contained in the accompanying Notes To Financial Schedules at the end of this release

AMERICAN FINANCIAL GROUP, INC.

ANNUITY & SUPPLEMENTAL INSURANCE GROUP

STATUTORY PREMIUMS

(Dollars in Millions)

	Three months ended June 30,		Pct. Change	Six months ended June 30,		Pct. Change
	2012	2011		2012	2011
Retirement annuity premiums:
Indexed annuities	$558	$482	16%	$989	$763	30%
Bank annuities	259	305	(15%)	534	576	(7%)
Fixed annuities	71	103	(31%)	153	204	(25%)
Variable annuities	17	16	6%	32	35	(9%)

	905	906	—	1,708	1,578	8%
Supplemental insurance	95	96	(1%)	190	194	(2%)
Life insurance	10	9	11%	18	18	—

Total statutory premiums	$1,010	$1,011	—	$1,916	$1,790	7%

AMERICAN FINANCIAL GROUP, INC.

Notes To Financial Schedules

a)	GAAP to Non GAAP Reconciliation - Components of core net operating earnings:

	Three months ended June 30,		Six months ended June 30,
In millions	2012	2011 (adjusted)	2012	2011 (adjusted)
P&C operating earnings	$103	$98	$203	$221
Annuity & supplemental insurance operating earnings	76	56	143	110
Interest & other corporate expense	(44)	(36)	(83)	(74)

Core operating earnings before income taxes	135	118	263	257
Related income taxes	45	44	88	92

Core net operating earnings	$90	$74	$175	$165

b)	Reflects the following effect of a special A&E charge during the 2011 periods($ in millions, except per share amounts):

A&E Charge:	Pre-tax	After-tax	EPS
P&C insurance runoff operations
Asbestos	$28	$18
Environmental	22	14

	$50	$32	$.31
Former railroad & manufacturing operations
Asbestos	$3	$2
Environmental	6	4

	$9	$6	$.06

c)	Operating income before income taxes includes $18 million and $46 million in non-deductible losses attributable to noncontrolling interests related to managed investment entities in the second quarter and first six months of 2011, and $20 million and $55 million in the second quarter and first six months of 2011, respectively.
d)	The June 30, 2012 balance includes $199 million of subsidiary debt that was redeemed at par in July 2012.
e)	Shareholders’ Equity at June 30, 2012 includes $626 million ($6.60 per share) in unrealized gains on fixed maturities and $127 million ($1.33 per share) of retained earnings appropriated to managed investment entities. Shareholder’s Equity at December 31, 2011 includes $459 million ($4.69 per share) in unrealized gains on fixed maturities and $173 million ($1.76 per share) of retained earnings appropriated to managed investment entities. The appropriated retained earnings will ultimately inure to the benefit of the debt holders of the investment entities managed by AFG.
f)	Supplemental Notes:

•

Property & Transportation includes primarily physical damage and liability coverage for buses, trucks and recreational vehicles, inland and ocean marine, agricultural-related products and other property coverages.

•

Specialty Casualty includes primarily excess and surplus, general liability, executive liability, umbrella and excess liability, customized programs for small to mid-sized businesses and workers’ compensation insurance.

•

Specialty Financial includes risk management insurance programs for lending and leasing institutions (including collateral and mortgage protection insurance), surety and fidelity products and trade credit insurance.

•	Other includes an internal reinsurance facility.